Exhibit 10.2



                 THIS FIRST AMENDMENT TO AGREEMENT OF SALE AND

PURCHASE (this "Amendment") made as of the 17th day of July, 1997 by and between TGM Realty Partners II L.P. ("Seller") and Cornerstone Realty Income Trust, Inc. ("Purchaser").


                              W I T N E S S E T H:
                              - - - - - - - - - -


                WHEREAS:

                A. The parties hereto entered into an Agreement of Sale and Purchase dated as of the date hereof (the "Original Agreement"), providing for the conveyance by Seller and the purchase by Purchaser of certain premises known as Dunwoody Springs Apartments, Fulton County, Georgia, as more particularly described in the Original Agreement; and


                B. The parties are desirous of amending the Original Agreement pursuant to the terms and conditions hereinafter set forth.


                NOW, THEREFORE, it is agreed as follows:


       1. The following is hereby added to the Original Agreement as new Article XVI:

                                     "XVI.

                            GEORGIA TAX WITHHOLDING

                       16.1  Seller and Purchaser hereby agree that:

                (a) On or before the Closing, Seller shall deliver to Purchaser Georgia Department of Revenue Form IT-AFF2, and Purchaser, in compliance with O.C.G.A. Section 48-7-128, shall at Closing withhold three (3%) percent of the "Net Taxable Gain" indicated in such form.

                (b) At the Closing, Purchaser shall cause the amount to be withheld pursuant to paragraph (a) of this Section 16.1, together with a report of the sale of the Property in the form of Georgia Department of Revenue Form G-2-RP, to be submitted to the Georgia Department of Revenue at P.O. Box 38459, Atlanta, Georgia 30334, with a copy of such check and report given simultaneously to Seller and to Alan Linder.

                (c) The provisions of this Section 16.1 shall survive the Closing."


        2. All capitalized terms used in this Amendment which are not defined herein shall have the meanings ascribed thereto in the Original Agreement.


        3. Whenever the term "Agreement" is used in the Original Agreement, such term shall mean and refer to the terms, covenants and provisions of the Original Agreement as modified by this Amendment.


        4. Except as modified by this Amendment, the Original Agreement and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and hereby are in all respects ratified and confirmed.


        5. The covenants, agreements, terms and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        6. This Amendment may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. In addition, the parties may execute separate signature pages, and such signature pages (and/or signature pages which have been detached from one or more duplicate original copies of this Amendment) may be combined and attached to one or more copies of this Amendment so that such copies shall contain the signatures of all the parties hereto.


        7. Each party hereto may rely upon a fax (telecopy) of a counterpart of this Amendment executed by the other party hereto that is delivered to such party or its counsel, or any photocopy thereof.

                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed as of the date first above written.


                     TGM REALTY PARTNERS II L.P.

                     By:   TGM Associates L.P., general partner

                           By: TJG Holdings, Inc., general partner


                               By:  /s/
                                   -----------------------------
                                   Name:  illegible
                                   Title: President


                     CORNERSTONE REALTY INCOME TRUST, INC.


                     By:  /s/ S.J. Olander
                        -------------------------
                        Name:  S.J. Olander
                        Title: S.V.P.


Consented and Agreed to:

CHICAGO TITLE INSURANCE COMPANY

By:   Eastern Title Agency, Inc.,
      authorized agent


      By:  /s/ Michael W. Tighe
         ------------------------
         Name:  Michael W. Tighe
         Title:  President

                               AGREEMENT OF SALE
                                  AND PURCHASE
                               -----------------


                                 By and Between


                          TGM REALTY PARTNERS II L.P.

                                                    Seller


                                      and


                     CORNERSTONE REALTY INCOME TRUST, INC:

                                                    Purchaser


                                   PREMISES:

              Dunwoody Springs Apartments, Fulton County, Georgia

                                     INDEX
                                     -----

ARTICLE                                                             PAGE
-------                                                             ----
I.      INCLUSIONS IN SALE............................................1

II.     PURCHASE PRICE................................................2

III.    INSPECTION PERIOD.............................................3

IV.     REPRESENTATIONS, WARRANTIES AND COVENANTS.....................9

V.      CLOSING ADJUSTMENTS..........................................11

VI.     CLOSING......................................................13

VII.    CLOSING DOCUMENTS............................................14

VIII.   CLOSING COSTS................................................16

IX.     COMMISSIONS..................................................17

X.      RISK OF LOSS.................................................18

XI.     TERMINATION AND REMEDIES.....................................20

XII.    ESCROW.......................................................23

XIII.   NOTICES......................................................25

XIV.    MISCELLANEOUS................................................26

XV.     POST-CLOSING AUDIT...........................................29

                                     INDEX
                                     -----


EXHIBIT
-------

   A     Description of Land

   B     Deed

   C     Assignment of Leases

   D     Bill of Sale and Assignment

   E     Assignment of Contracts

   F     Post-Closing Adjustment Letter

   G     FIRPTA Certificate

   H     Tenant Notice letter

   I     Contracts

   J     Personal Property

   K     Rent Roll

   L     Representation Letter

                THIS AGREEMENT OF SALE AND PURCHASE ("Agreement") is made as of the 17th day of July, 1997 by and between TGM REALTY PARTNERS II L.P. ("Seller"), having an office at c/o TGM Associates L.P., 650 Fifth Avenue, New York, New York 10019, and CORNERSTONE REALTY INCOME TRUST, INC. ("Purchaser"), having an office at 5417 Albemarle Road, Suite 100, Charlotte, North Carolina 28212.


                              W I T N E S S E T H:
                              - - - - - - - - - -


                Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions contained in this Agreement, the "Property" (as such term is defined in Section 1.1 hereof).

                NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, and subject to the terms and conditions hereof, Seller and Purchaser hereby covenant and agree as follows:


                                       I.

                               INCLUSIONS IN SALE
                               ------------------

                1.1. There shall be included in this sale all of the following (collectively, the "Property"):

                1.1.1. That certain parcel of real property (the "Land") known as Dunwoody Springs Apartments, Fulton County, Georgia and as more particularly described on Exhibit A annexed hereto and made a part hereof, together with all rights and appurtenances pertaining thereto, including, without limitation, any and all rights of Seller in and to all roads, alleys, easements, streets and ways adjacent to the Land, rights of ingress and egress thereto, any strips and gores within or bounding the Land and in profits or rights or appurtenances pertaining to the Land.

                1.1.2. The buildings and all other improvements, structures and fixtures placed, constructed or installed on the Land, which buildings contain 350 apartments (of which one is currently used as an office), whether or not rent is being collected from such apartments (collectively, the "Improvements").

                1.1.3. All of Seller's interest as landlord in and to all leases (collectively, the "Leases") covering space situate at or within the Land and Improvements.

                1.1.4. Any and all rights of Seller in and to contractual rights with respect to the operation, maintenance, repair and improvement of the Land and Improvements, including service and maintenance agreements (collectively, the "Contracts").

                1.1.5. Any and all rights of Seller in and to tangible personal property, excluding Seller's computer equipment and related software, placed or installed on or about the Land or Improvements and used as part of or in connection with the Land and Improvements (collectively, the "Personal Property").

                1.1.6. Any and all right of Seller to the use of the trade name "Dunwoody Springs Apartments."


                                      II.

                                 PURCHASE PRICE
                                 --------------

                2.1. The purchase price (the "Purchase Price") for the Property shall be FIFTEEN MILLION TWO HUNDRED THOUSAND and 00/100 ($15,200,000.00) DOLLARS, payable as set forth below:

                2.1.1. Earnest money in the amount of ONE HUNDRED THOUSAND and 00/100 ($100,000.00) DOLLARS (said sum, together with all interest accrued thereon, is herein called the "Earnest Money") shall be delivered by Purchaser to Chicago Title Insurance Company (the "Title Company" or "Escrow Agent") by wire transfer simultaneously with Purchaser's execution of this Agreement.

                2.1.2. The balance of the Purchase Price shall be paid by wire transfer to the Title Company for disbursement at Closing. The Earnest Money shall be applied at Closing to the balance of the Purchase Price due on such date. The Title Company shall notify Alan Linder at his address set forth in Section 13.1 hereof promptly after the Title Company receives the Earnest Money. If Purchaser fails to timely deliver the Earnest Money to the Title Company, then, at Seller's election, to be exercised by written notice given to Purchaser at any time until the Earnest Money is so delivered to the Title Company, this Agreement may be terminated, in which event Seller and Purchaser shall have no further liability or obligation to each other hereunder.

                2.1.3.   The Title Company shall hold the Earnest
        Money in escrow pursuant to the provisions of Article XII hereof.

                                      III.

                               INSPECTION PERIOD
                               -----------------

                3.1. (a) For the period (the "Inspection Period") commencing on the date hereof and ending on the date which is twenty-one (21) days after the date hereof (such date is herein referred to as the "Inspection Period Expiration Date"), Purchaser shall have the right to enter upon the Property to have performed a physical, mechanical and environmental inspection of the Property, as Purchaser deems necessary to determine the physical condition of the Property. In no event, however, shall Purchaser be entitled to alter the physical condition of the Property during the Inspection Period in any manner whatsoever. Purchaser agrees that it shall not unreasonably interfere with tenants in performing its inspection. Purchaser hereby agrees to indemnify Seller and to hold Seller and Seller's agents and employees harmless from and against any and all losses, costs, damages, claims or liabilities including, but not limited to, mechanics' and materialmen's liens and attorneys' fees, arising out of or in connection with Purchaser's access to or entry upon the Property prior to the Closing, which indemnity and hold harmless shall, notwithstanding anything contained herein to the contrary, survive the Closing or the earlier termination of this Agreement. Purchaser shall provide Seller with telephonic notice at least two (2) Business Days prior to each entry upon the Property, and Seller shall have a right to have a representative present during each such entry. Prior to Purchaser's first entry onto the Property, Purchaser shall provide Seller with a certificate of insurance evidencing that Purchaser is insured for public liability and property damage for at least $1,000,000. During the Inspection Period, Seller shall cooperate with Purchaser in its inspection of the Property, including, but not limited to, making available to Purchaser at the Property such information, materials and documents relating to the Property as

Purchaser may reasonably request (including without limitation Purchaser's Contract, Lease and rent payment files, but specifically excluding internal memoranda and other items prepared by employees or agents of Seller for Seller's internal use). If Purchaser shall find such inspection to be unsatisfactory for any reason whatsoever, Purchaser shall have the right, at its option, to be exercised not later than the Inspection Period Expiration Date, to terminate this Agreement, and, upon such termination, the Earnest Money shall be refunded to Purchaser, other than $100 which shall be paid to Seller as consideration for the aforementioned twenty-one (21) day Inspection Period, and thereupon the parties hereto shall have no further liabilities one to the other (other than those that are expressly stated to survive the termination of this Agreement). Purchaser's failure to timely exercise its right to terminate this Agreement pursuant to the provisions of the immediately preceding sentence shall be deemed to constitute Purchaser's waiver of its right to terminate this Agreement for any reason whatsoever except as otherwise set forth in this Agreement.

                (b) Except for the representations and warranties made by Seller in this Agreement, (i) Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction which is the subject of this Agreement, and (ii) Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction which is the subject of this Agreement are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser; provided, however, that Seller represents to Purchaser that Steven C. Macy, Executive Vice President of TJG Holdings, Inc., has no actual knowledge, without any duty of inquiry, of any material errors in any such materials, data or information that was prepared by Seller.

                (c) Purchaser acknowledges that all information in respect of the Property furnished or to be furnished by Seller to Purchaser has been or will be so furnished on the condition that Purchaser maintain the confidentiality thereof. Accordingly, Purchaser shall, and shall cause its directors, officers, agents, employees and representatives to hold in strict confidence and not disclose to any other party, without the prior written consent of Seller, until the Closing shall have been consummated, any of the information in respect of the Property delivered by Seller to Purchaser or any of its directors, officers, agents, employees, representatives or employees. If the Closing does not occur and this Agreement is terminated, Purchaser shall promptly return to Seller all copies of all such information without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, Purchaser may disclose such information (i) on a need-to-know basis to its employees or members of professional firms serving it in connection with this transaction and (ii) as any governmental agency may require in order to comply with applicable laws or regulations. Seller hereby gives Purchaser permission to obtain a similar pledge of confidentiality from the Broker (as defined in Section 9.1 hereof).

        3.2. Promptly after the date hereof, Purchaser shall order a title commitment with respect to the Land (the "Title Commitment") from the Title Company. Purchaser shall direct the Title Company to deliver the Title Commitment together with copies of all items and documents referred to therein and all amendments to the Title Commitment to Seller's attorney simultaneously with its delivery thereof to Purchaser's attorney. Purchaser shall have until the earlier to occur of (i) the date which is ten (10) days after its or its attorney's receipt of the
                                      -5-

Title Report, or (ii) the Inspection Period Expiration Date (the earlier of such dates is herein called the "Title Disapproval Date") to examine the condition of title and the terms and provisions of all said items and documents and to approve or disapprove the same. If Purchaser shall disapprove the condition of title, such disapproval shall be set forth, if at all, in a notice (the "Title Disapproval Notice") given to Seller and the Title Company not later than the Title Disapproval Date stating with specificity in what respect the condition of title to the Property is disapproved by Purchaser (all such disapproved title matters set forth in a timely delivered Disapproval Notice are herein called "Title Objections"). Except as objected to in a timely delivered Title Disapproval Notice, Purchaser shall be deemed to have approved of the condition of title to the Property in all respects. At any time after Purchaser's delivery of a Title Disapproval Notice, Seller may deliver a notice (a "Title Disapproval Response Notice") to Purchaser that Seller will not cure or eliminate any one or more Title Objections set forth in the Title Disapproval Notice (each, a "Seller Objected to Title Objection"). Purchaser shall have until the date which is ten (10) days after the date of the Title Disapproval Response Notice in which to elect to terminate this Agreement by delivering a written notice of such termination to Seller, and upon such termination, the Earnest Money shall be refunded to Purchaser, other than $100 which shall be paid to Seller as consideration for the Inspection Period, and thereupon the parties shall have no further liabilities one to the other (other than those that are expressly stated to survive the termination of this Agreement). Purchaser's failure to timely terminate this Agreement pursuant to the provisions of the immediately preceding sentence shall constitute Purchaser's approval of each Seller Objected to Title Objection ("Purchaser's Title Waiver"). Seller shall have until the Closing in which to cure or eliminate all

Title Objections set forth in a Title Disapproval Notice, provided that Seller may, by notice to Purchaser, adjourn the Closing for up to thirty (30) days in order to cure or eliminate any Title Objections. If any Title Objection which is not a Seller Objected to Title Objection is not cured or eliminated by the Closing, then, as Purchaser's sole remedy therefor, Purchaser shall have the right to elect to terminate this Agreement by delivering a written notice of such termination to Seller on the Closing Date (as defined in Section 6.1 hereof), and upon such termination, the Earnest Money shall be refunded to Purchaser, other than $100 which shall be paid to Seller as consideration for the Inspection Period, and thereupon the parties shall have no further liabilities one to the other (other than those that are expressly stated to survive the termination of this Agreement). Notwithstanding anything contained herein to the contrary, Seller shall have no obligation to take any action or expend any money to remove any Title Objections; provided, however, that notwithstanding the foregoing, Seller shall be obligated to remove any mortgage or other security interest entered into by Seller which affects the Property. For purposes of the immediately foregoing sentence, a monetary exception to title (i.e., any exception to title that can be cured by the payment of a sum of money) shall be deemed to have been removed if the Title Company insures same against collection out of or enforcement against the Property.

                3.3. (a) Purchaser acknowledges that it has made or shall, prior to the Inspection Period Expiration Date, make its own analysis and evaluation of the income potential and profits and expenses of the Property as well as the physical condition, layout, leases, footage, rents, income, expenses and operation of the Property, and that, except as set forth in Section 4.1 hereof, Seller has not made and does not make any representations as to any of the foregoing or any other matter or thing affecting or related to the Property or to this Agreement, including, but not limited to, environmental matters (including but not limited to the presence of lead-based paint and/or lead-based paint hazards) and zoning, and that neither party is relying upon any statement or representation made by the other not embodied in this Agreement. Purchaser hereby expressly acknowledges that no such representation has been made and agrees to take the Property "as is", in substantially its present condition, subject to all latent and patent defects and to ordinary use, wear, tear and natural deterioration and subject to casualty and condemnation as more particularly set forth in Article X hereof. Purchaser hereby expressly acknowledges that the Purchase Price was negotiated by and between Seller and Purchaser in reliance upon the provisions of the preceding sentence. Seller is not liable or bound in any manner by any verbal or written statements, representations, real estate "set-ups" or information pertaining to the Property or its physical condition, layout, leases, footage, rents, income, expenses, operation or any other matter or thing furnished by any agent, employee, servant, or any other person, unless specifically set forth in this Agreement. Purchaser acknowledges that the foregoing provisions of this paragraph constitute a material inducement for Seller entering into this Agreement. The provisions of this paragraph shall survive the Closing.

                (b) Purchaser acknowledges that it is being given the opportunity to conduct its own environmental investigation of the Property, Purchaser agrees (i) to take the Property subject to all environmental conditions affecting the Property (including but not limited to any lead-based paint and/or lead-based paint hazards), and (ii) not to assert any claim against Seller at any time based on the environmental condition of the Property. The provisions of this Section shall survive the Closing.

                                      IV.

                   Representations, Warranties and Covenants

                4.1.    Seller hereby makes the following
representations and warranties:

                4.1.1. Seller is not a "foreign person" as such term is defined in Section 1445 (f) (3) of the Internal Revenue Code of 1996, as amended (the "Code").

                4.1.2. Seller has the full right, power and authority to sell and convey the Property to Purchaser as provided herein and to carry out its obligations hereunder. The consummation by Seller of the transaction which is the subject of this Agreement will not conflict with or result in a breach of any of the terms of any agreement or instrument to which Seller is a party or by which Seller is bound or constitute a default thereunder; the Board of Directors of Seller's general partner's corporate general partner has authorized and approved of the execution and delivery of this Agreement, the transaction which is the subject of this Agreement, and all documents to be executed and delivered by Seller at the Closing; and each person executing and delivering this Agreement and all documents to be executed and delivered by Seller at the Closing represents and warrants to Purchaser that he has due and proper authority to execute and deliver same.

                4.1.3. To the extent of Seller's actual knowledge, no condemnation or eminent domain proceedings are pending against the Property.

                4.1.4. Except as set forth in the Phase I Environmental Site Assessments prepared by S.T. Hudson Engineers, Inc. and dated June 7, 1993 and May, 1996 (no day specified), a copy of which Purchaser hereby acknowledges having received, Seller has no actual knowledge of any Hazardous Materials existing on the Property. For purposes of this Agreement, "Hazardous Materials" means toxic materials, toxic substances, pollutants, contaminants, hazardous waste or hazardous substances (as those terms are defined in any federal, state or local environmental laws or regulations affecting the Land or Improvements), except for (a) chemicals and fluids used in the maintenance and operation of any swimming pools on the Property, (b) any pesticides, fluids, cleaners and other materials which are ordinarily and customarily utilized in the maintenance, repair and operation of an apartment project, and (c) any cleaners, fluids, chemicals and other materials which may be located within the apartment units.

                4.1.5 No residential Lease has a stated term exceeding one year (except that any such term may expire on the last day of the calendar month in which the first anniversary of the date of the commencement of such term occurs).

                4.1.6. Exhibit I annexed hereto lists all currently existing Contracts.

                4.1.7. Seller owns all of the Personal Property listed on Exhibit J annexed.

                4.1.8. Seller has no actual knowledge of any existing litigation which relates to or which would affect the property.

                4.1.9. Except as may be set forth in each Lease, Seller has not forgiven or made a concession regarding the respective Tenant's obligation to pay the rent first due under such Lease on or after the date of this Agreement.

                4.1.10. Seller has no actual knowledge of (a) any material error in the rent roll annexed hereto as Exhibit K, or (b) any Lease other than with the parties listed on Exhibit K annexed hereto or (with respect to any Contract that may be characterized as a Lease) Exhibit I annexed hereto.

                4.1.11. Seller has no actual knowledge of any written notice given by a Tenant to Seller in which the Tenant has expressly alleged a breach or default by Seller of its obligations as landlord under such Tenant's Lease if such breach or default has not been cured.

The provisions of Sections 4.1.1 and 4.1.2 hereof shall survive the Closing for an indefinite period, and the provisions of Section 4.1.9 hereof shall survive the Closing for a period of twelve (12) months. As used in this Agreement, the "knowledge" of Seller means solely the knowledge of Steven C. Macy, Executive Vice President of TJG Holdings, Inc., without any duty of inquiry.

                4.2.    Purchaser hereby represents and warrants to Seller that
(i) Purchaser has the full right, power and authority to purchase and acquire the Property from Seller as provided herein and to carry out its obligations hereunder, (ii) the consummation by Purchaser of transaction which is the subject of this Agreement will not conflict with or result in a breach of any of the terms of any agreement or instrument to which Purchaser is a party or by which Purchaser is bound or constitute a default thereunder, (iii) subject to Purchaser's inspection of the Property pursuant to Article III hereof, the Board of Directors of Purchaser has authorized and approved of the execution and delivery of this Agreement and all documents to be executed and delivered by Purchaser at the Closing, and (iv) to the best of Purchaser's knowledge, Purchaser is required to file a Form 8-K report with the Securities and Exchange Commission

("S.E.C.") on account of this transaction under Rule 3-05 of S.E.C. Regulation SX. Each person executing and delivering this Agreement and all documents to be executed and delivered by Purchaser at the Closing represents and warrants to Seller that he has due and proper authority to execute and deliver same. The provisions of this Section 4.2 shall survive the Closing for an indefinite period, except that the representation made by Purchaser in clause (iv) of the first sentence of this Section 4.2 shall survive only until the date that Purchaser files such Form 8-K with the S.E.C.

                4.3. Seller agrees that between the date hereof and the Closing Date or the earlier termination of this Agreement, Seller will:

                        (a) continue to operate the Property as heretofore operated;

                        (b) place apartments which become vacant into rentable condition ready for occupancy, including, to the extent generally installed in other apartments in the Improvements, carpet, refrigerator, range, heating, plumbing and electrical systems and garbage disposal, provided that with respect to any apartments which become vacant within five (5) Business Days prior to the Closing Date ("Newly Vacated Apartments") that Seller does not place into rentable condition ready for occupancy, Seller's sole obligation shall be to give Purchaser a $500 credit at Closing against the balance of the Purchase Price for each such apartment, and provided further that for each Newly Vacated Apartment that has suffered unrepaired damage beyond normal wear and tear (other than fire or other casualty covered by Article X hereof), Seller shall at Closing turn over to Purchaser (or give Purchaser a credit against the balance of the Purchase Price equal to) such portion of the respective former Tenant's security deposit to the extent that (i) Seller is not obliged to return such security deposit to such Tenant and (ii) there are no rent arrearages to which such security deposit may be applied; and

                        (c) not enter into Leases for terms of less than one
                   month or more than one year.

                                       V.

                              CLOSING ADJUSTMENTS

                5.1. The following are to be prorated or adjusted (as appropriate), if feasible, at the Closing, as of 11:59 P.M.

on the day immediately preceding the Closing (the Adjustment Date"):

                5.1.1. Rents, as and when collected. If as of the Adjustment Date any tenant is in arrears in the payment of rent, rents received from such tenant after the Closing shall be applied in the following order of priority:
(a) first, to the month in which the Closing occurs; (b) then, to any month or months following the month in which the Closing occurs; and (c) then, provided such tenant is otherwise current in its rent, to the period prior to the month immediately preceding the month in which the Closing occurs; and (i) if Purchaser receives said past due rents, Seller's aforesaid share thereof shall be remitted by Purchaser to Seller, and (ii) if Seller receives such past due rents, Purchaser's aforesaid share thereof shall be promptly remitted by Seller to Purchaser.

                5.1.2. Real estate and personal property taxes, if any, on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate of assessment is fixed for the fiscal year in which the Closing occurs, then the apportionment of such real estate and personal property taxes at the Closing shall be upon the basis of the tax rate and/or assessment, as applicable, for the next preceding year applied to the latest assessed valuation. Final adjustment will be made upon determination of the actual tax amount, and payment shall be promptly made by the party owing same based on such proration.

                5.1.3. Water and sewer charges on the basis of the most recent bills available, and the unfixed charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Purchaser, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment. Notwithstanding the foregoing, Seller shall make reasonable efforts to obtain a current reading and related bill immediately prior to the Closing Date.

                5.1.4. Amounts paid or payable in respect of any Contracts assigned to Purchaser pursuant to the Assignment of Contracts (as such term is defined in Section 7.1.4 hereof), including but not limited to any up-front "bonus" payments made in consideration of entering into any Contract other than for reimbursement to Seller of expenses or expenditures incurred by Seller (which up-front "bonus" payments, if any, shall be prorated based upon the unexpired term of the Contract).

                5.1.5. Fuel, if any, based on a fuel company letter based upon a reading made by Seller's supplier (reasonably adjusted to the quantity present on the Adjustment Date). The value thereof shall be calculated at Seller's last cost (including sales tax).

                5.1.6. Purchaser shall receive a credit against the Purchase Price in an amount equal to all tenant security deposits to which tenants are entitled pursuant to the Leases which are assigned to purchaser at the Closing.

                5.1.7. Brokerage commissions with respect to leasing of space at the Property and tenant improvement work shall be paid as follows: All such commissions and tenant improvement work owed with respect to Leases and/or extensions of Leases executed (i) before the Closing shall be paid by Seller, and (ii) after the Closing shall be paid, as and when due, by Purchaser, provided that for any tenant improvement work not performed and paid for by Seller with respect to Leases first executed on or after the date that is five
(5) Business Days before the Closing Date, Seller's sole obligation shall be to give Purchaser a $500 credit at Closing against the balance of the Purchase Price for each such apartment, which $500 shall constitute a single aggregate credit for both such cost of tenant improvement work and the cost of placing any such apartment into rentable condition ready for occupancy if such apartment had also been a Newly Vacated Apartment.

                5.1.8. Except as set forth in this Agreement, the customs of the county in which the Property is located shall govern prorations.

                5.2. If such prorations result in payment due Purchaser, then the portion of the Purchase Price payable at Closing shall be reduced by such sum.

                5.3. If such prorations result in a payment due Seller, then the same shall be paid to the Seller in addition to the Purchase Price payable at Closing.

                5.4. The parties hereto shall endeavor to prepare a schedule of prorations no less than five (5) days prior to Closing.

                5.5. The parties hereto shall correct any errors in prorations as soon after the Closing as amounts are finally determined. The parties hereto shall enter into the post-closing adjustment letter at the Closing in the form of Exhibit F annexed hereto (the "Post-Closing Adjustment Letter").

                5.6. The provisions of this Article shall survive the Closing.


                                      VI.
                                    CLOSING

                6.1. The Closing of the transaction which is the subject of this Agreement (the "Closing") shall be held commencing at 9:30 A.M. on the date (the "Closing Date") which is seven (7) days after the Inspection Period Expiration Date, provided that if such seventh (7th) day (or any other day to which the Closing may be adjourned by any party having a right hereunder to adjourn the Closing) is not the first day of a calendar month (or the first Business Day [as defined in Section 14.15 hereof] thereafter if such first day is not a Business Day), then, at Seller's option if Seller's lender shall not agree to waive prepayment charges or related expenses, or if Seller's lender otherwise requires the Closing to occur on the first day of a calendar month, the Closing Date shall be the next immediately following first day of a calendar month (or the first Business Day thereafter if such first day is not a Business Day). Notwithstanding the foregoing, if the holder of the deed of trust or mortgage which encumbers the Property cannot or is unwilling, for any reason whatsoever, to remove said deed of trust or mortgage from record as of the date scheduled for Closing as set forth above, then Seller may, by written notice given to Purchaser, adjourn the Closing Date for up to thirty (30) days following the date scheduled for the Closing as set forth in the immediately preceding sentence. The Closing shall be held at the offices of the Title Company at Eastern Title Agency, Inc., c/o Michael W. Tighe, Esq., Callison Tighe Robinson & Hawkins, LLP, 1812 Lincoln Street, Columbia, South Carolina 29201.


                                      VII.
                               CLOSING DOCUMENTS

                7.1. At the Closing, Seller shall cause to be delivered to the Title Company the following documents and instruments:

                7.1.1. A limited warranty deed (the "Deed") in the form of Exhibit B annexed hereto.

                7.1.2. An assignment of the Leases (the "Assignment of Leases") in the form of Exhibit C annexed hereto.

                7.1.3. A bill of sale and assignment (the "Bill of Sale and Assignment") in the form of Exhibit D annexed hereto.

                7.1.4. An assignment of the Contracts (the "Assignment of Contracts") in the form of Exhibit E annexed hereto.

                7.1.5. The Post-Closing Adjustment Letter in the form of Exhibit F annexed hereto.

                7.1.6. The certificate in the form of Exhibit G annexed hereto (the "FIRPTA Certificate").

                7.1.7. A letter to each tenant in the form of Exhibit H annexed hereto (the "Tenant Notice Letters"), which letters shall be delivered to each of the tenants by Purchaser promptly after the Closing. Purchaser hereby indemnifies and holds Seller harmless from and against all loss, cost and expense incurred by Seller as a result of Purchaser's failure to so deliver the Tenant Notice Letters to each tenant promptly after the Closing, which indemnity shall survive the Closing.

                7.1.8. A closing statement to be prepared by the Title Company and agreed upon by Seller and Purchaser (the "Closing Statement").

                7.1.9. A rent roll dated within three (3) days of the Closing Date, certified by Seller to be true and correct in all material respects as of its date to the extent of Seller's actual knowledge.

                7.1.10. An affidavit from Seller as to facts within Seller's knowledge in such form as will cause the Title Company to omit from Purchaser's title insurance policy any exception for unrecorded mechanic's and materialman's liens.

                7.1.11. Such other affidavits from Seller as to facts within Seller's knowledge relevant to the determination by the Title Company as to the condition of title to the Property and that Seller is not the subject of a pending bankruptcy proceeding.

                7.1.12. If the form thereof is provided by Purchaser, as assignment of Seller's interest, if any, in the telephone numbers for the Property.

                7.1.13. Any other instruments specifically referred to in this Agreement.

                7.2 On the Closing Date, Seller shall, to the extent now or hereafter in Seller's possession, deliver to Purchaser at the on-site management office all Contracts, Leases, warranties and guarantees for fixtures, equipment and appliances and other items, if any, used by Seller in the operation of the Property. The foregoing shall not include internal memoranda and other items prepared by employees or agents of Seller with respect to the Property for Seller's internal use.

                7.3. At the Closing, Purchaser shall cause to be delivered the following documents and instruments:

                7.3.1. Funds payable to the Title Company representing the cash payment due in accordance with Section 2.1.2 hereof and any other sums payable by Purchaser at the Closing under any provisions of this Agreement.

                7.3.2. To Seller, the Post-Closing Adjustment Letter, Assignment of Leases, Assignment of Contracts, Tenant Notice Letters and Closing Statement.

                7.3.3. To the Title Company, evidence acceptable to the Title Company authorizing the consummation by Purchaser of the transaction which is the subject of this Agreement and the execution and delivery of documents by Purchaser.

                7.3.4. Any other instruments specifically referred to in this Agreement.

                7.4. At the Closing, Seller and Purchaser shall cause to be delivered to the Title Company such other instruments and documents as may be necessary and appropriate in order to complete the Closing of the transaction which is the subject of this Agreement.


                                     VIII.

                                 CLOSING COSTS

                8.1. At or prior to the Closing, Purchaser shall pay the premium and any other charges for the Title Report and resulting title policy, the cost of any survey obtained by Purchaser and the cost of all other title searches. Purchaser shall also pay the premium and all other charges in connection with any endorsements to the Title Report or resulting title policy and any lender's title policy obtained by Purchaser. At the Closing, Seller shall pay all transfer taxes, stamp taxes, deed taxes or similar impositions payable in connection with the transaction which is the subject of this Agreement. The Title Company's fees as escrow agent, which the Title Company agrees shall not exceed $200, shall be borne equally by Seller and

Purchaser; provided, however, if the transaction which is the subject of this Agreement is terminated by (i) Purchaser on or prior to the Inspection Period Expiration Date, Purchaser shall pay all of the Title Company's fees as escrow agent, or (ii) either Seller or Purchaser as a result of its default hereunder, the defaulting party shall pay all of the Title Company's fees as escrow agent. Seller shall pay all expenses charged by the Title Company for sending wire transfers with respect to sums to be paid by Seller pursuant to this Agreement or at the request of Seller. Purchaser shall pay all expenses charged by the Title Company for sending wire transfers with respect to sums to be paid by Purchaser pursuant to this Agreement or at the request of Purchaser. All other escrow and closing costs shall be allocated to and paid by Seller and Purchaser in accordance with the manner in which such costs are customarily borne by such parties in sales of similar property in the county in which the Property is located; provided, however, that each party shall pay its own attorneys' fees.


                                      IX.

                                  COMMISSIONS

                9.1 Seller does hereby agree to pay the brokerage commission to The Apartment Group, Inc. ("Broker") in accordance with the terms of a separate agreement, and Seller shall indemnify and hold Purchaser harmless from any and all real estate brokerage commissions, claims for such commissions or similar fees, including attorneys' fees incurred in any lawsuit regarding such commissions or fees (collectively, "Brokerage Claims") arising out of contracts executed by activities engaged in by Seller.

                9.2. Purchaser shall indemnify and hold Seller harmless from any and all Brokerage Claims arising out of contracts executed by or activities engaged in by Purchaser, except for any commissions payable to or Brokerage Claims made by the Broker which shall be paid by Seller.

                9.3. Each party hereto, as indemnitee, shall give the other party hereto, as indemnitor, prompt notice of any Brokerage Claim that is the subject of the indemnity in this Article IX in order to give such indemnitor an opportunity to defend against such Brokerage Claim with counsel reasonably acceptable to such indemnitee.

                9.3. The provisions of this Article shall survive the Closing or the earlier termination of this Agreement for a period of one year.

                                       X.

                                  RISK OF LOSS

                10.1. The risk of loss or damage to the Property by fire or other casualty, until the time of the delivery of the Deed as herein provided, is assumed by Seller but without any obligation or liability by Seller to repair the same, except Seller, at Seller's sole option, shall have the right to repair or replace such loss or damage to the Property. If loss or damage to the Property occurs and if Seller elects to make such repair or replacement, this Agreement shall continue in full force and effect and Seller shall be entitled to a reasonable adjournment of the Closing Date, not to exceed ninety (90) days. If Seller does not elect to repair or replace any such loss or damage, then the following shall control:

                10.1.1. If the Property is damaged by fire or other casualty, and the damage, loss or destruction shall cost not more than $250,000.00 to repair, as mutually agreed upon by Seller and Purchaser, Purchaser shall close the transaction which is the subject of this Agreement with a credit against the Purchase Price in an amount equal to the cost of repairing such damage as mutually agreed upon by Seller and Purchaser; or

                10.1.2. If the Property is damaged by fire or other casualty and the damage, loss or destruction shall cost more than $250,000.00 to repair, as mutually agreed upon by Seller and Purchaser, then either (i) Seller may terminate this Agreement, in which event, the Earnest Money shall be promptly returned to Purchaser, and thereupon, this Agreement shall be terminated, and the parties hereto shall be relieved of all further obligations and liability under this Agreement (other than those that are expressly stated to survive the termination of this Agreement), or (ii) if Seller does not elect to terminate this Agreement, Purchaser shall elect one of the following:

                       (A) of declaring this Agreement terminated, in which event the Earnest Money shall be returned to Purchaser, and upon such payment, this Agreement shall be null and void and the parties hereto shall be relieved and released of and from any further liability with respect to each other (other than those that are expressly stated to survive the termination of this Agreement); or

                       (B) of accepting the Deed upon payment in full of the Purchase Price and without any abatement of the Purchase Price by reason of such loss or damage, together with (i) payment of the amount of any insurance proceeds to the extent actually collected by Seller in connection with such fire or other casualty, less the amount of the actual expenses incurred by Seller in collecting such proceeds and in making repairs to the Property occasioned by such fire or other casualty, (ii) payment of the amount of any insurance deductible applicable to such fire or other casualty, (iii) an assignment (without warranty or recourse to Seller) of Seller's rights to any payments to be made subsequent to the Closing Date under any hazard insurance policy or policies in effect with respect to the Property, and
                (iv) an assignment (without warranty or recourse to Seller) of Seller's rights to any payments with respect to rents due subsequent to the Closing Date under any rental insurance policy in effect with respect to the Property; provided, however, that in no event shall Purchaser be entitled to receive any business interruption or rental loss insurance proceeds, if any, allocable to the period through the Closing Date, which proceeds shall be retained by Seller.

                10.2. If prior to the Closing all or any part of the Property is taken by condemnation or a taking in lieu thereof, the following shall apply:

                10.2.1. If a material part of the Property is taken, Purchaser, by written notice to Seller (effective only if delivered within ten (10) days after Purchaser receives notice of such taking), may elect to terminate this Agreement. If Purchaser shall so elect, the Earnest Money shall be returned to Purchaser, and upon such payment, this Agreement shall be null and void and the paries hereto shall be relieved and released of and from any further liability hereunder and with respect to each other (other than those that are expressly stated to survive the termination of this Agreement).

                10.2.2. If a minor or immaterial part of the Property is taken, or in the event of a change of legal grade, neither party shall have any right to terminate this Agreement and title shall nonetheless close in accordance with this Agreement without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such taking; provided, however, that Seller shall, at the Closing (i) give Purchaser a credit against the Purchase Price in the amount of any award or other proceeds of such taking to the extent actually collected by Seller as a result of such taking, less the amount of the actual expenses incurred by Seller in collecting such award or other proceeds and in making repairs to the Property occasioned by such taking, and (ii) deliver to Purchaser an assignment (without warranty or recourse to Seller) of Seller's right to any such award or other proceeds which may be payable subsequent to the Closing Date as a result of such taking.

                10.2.3. The term "material part", as distinguished from a "minor or immaterial part", as used herein shall mean a portion of the Property
     (a) having a value (based upon an appraisal by an appraiser acceptable to Seller, subject to Purchaser's approval, which shall not be unreasonably withheld or delayed) in excess of $25,000.00 or (b) containing five (5%) percent or more of the total number of parking spaces within the Property on the date of this Agreement.

Seller shall promptly give Purchaser copies of all documents and correspondence received or given by Seller in connection with any condemnation or taking in eminent domain affecting all or any portion of the Property.


                                      XI.

                            TERMINATION AND REMEDIES

                11.1. If (a) any of Seller's representations and warranties set forth in this Agreement (other than in Section 4.1.11 hereof) are not true (except to a de minimis extent) on the Closing Date as to any material matters (except for changes to facts [other than with respect to Sections 4.1.1 and 4.1.2 hereof] between the date of this Agreement and the Closing Date that do not constitute a breach of Section 4.3 hereof), or (b) Seller's representation set forth in Section 4.1.11 hereof is not true (except to a de minimis extent) on the date of this Agreement as to any material matter, then Purchaser may, as Purchaser's sole and exclusive right and remedy therefor, terminate this Agreement by giving Seller written notice of such election, in which event Purchaser shall be entitled to the return of the Earnest Money, provided that if Purchaser fails so to elect to terminate this Agreement, then, effective upon Closing, Purchaser shall be deemed to have irrevocably waived all rights and remedies for any and all misrepresentations or breaches of warranty of which Purchaser has knowledge on the Closing Date. Notwithstanding the provisions of the immediately preceding sentence to the contrary, if Purchaser terminates this Agreement solely because of any Seller's representations or warranties set forth in Sections 4.1.1 or 4.1.2 hereof are not true on the Closing Date, then Seller shall reimburse Purchaser for all reasonable out-of-pocket costs and expenses incurred by Purchaser that are payable to persons other than Purchaser or Purchaser's officers or employees in Purchaser's inspection of the Property pursuant to Article III of this Agreement, promptly after Purchaser shall have delivered to Seller copies of all reports and other information obtained by Purchaser regarding the Property. If (other than with respect to representations or warranties) Seller defaults under this Agreement and fails to close the transaction which is the subject of this Agreement in accordance with the provisions of this Agreement for any reason except the permitted termination hereof by Seller in accordance with the express provisions hereof, Purchaser may, as its sole and exclusive rights and remedies therefor, either (A) terminate this Agreement by giving Seller written notice of such election, in which event Purchaser shall be entitled to the return of the Earnest Money, or (B) require Seller to close the transaction which is the subject of this Agreement, including the right to enforce the sale of the Property by maintaining an action for specific performance (with legal fees being covered by Section 14.12 hereof), it being agreed that the exercise of such remedies shall constitute a release of Seller from all obligations hereunder other than those that are the subject of any such action for specific performance, and, upon termination of this Agreement or consummation of the Closing, Purchaser expressly waives the right to maintain any other actions for specific performance or to recover any damages against Seller as a result of Seller's default hereunder. The remedies set forth in this Section shall be the exclusive remedies available to Purchaser for Seller's failure to close the transaction which is the subject of this Agreement in accordance with the provisions of this Agreement.

                11.2. Purchaser recognizes that the Property will be removed by Seller from the market during the existence of this Agreement and that if the purchase and sale which is the subject of this Agreement is not consummated because of Purchaser's default, Seller shall be entitled to compensation for such detriment. Seller and Purchaser acknowledge that it is extremely difficult and impractical to ascertain the extent of the detriment, and to avoid this problem, Seller and Purchaser agree that if the purchase and sale which is the subject of this Agreement is not consummated as a result of Purchaser's default under this Agreement, Seller shall be entitled to receive the Earnest Money from Title Company as liquidated damages, which amount represents a bona fide good faith estimate of damages that Seller would suffer in such event. The parties agree that the sum stated above as liquidated damages shall be the sole and exclusive relief to which Seller might otherwise be entitled, Seller hereby specifically waiving any and all rights which it may have to damages or specific performance as a result of Purchaser's default under this Agreement. Notwithstanding the foregoing, the provisions of this Section 11.2 shall not limit Purchaser's liability of Seller's remedies with respect to the indemnities made by Purchaser in Sections 3.1(a) and 9.2 hereof that are specifically stated herein to survive the termination of this Agreement.

                                      XII.

                                     ESCROW

                12.1. The parties hereto have mutually requested that the Escrow Agent act as escrow agent for the purpose of holding the Earnest Money in accordance with the terms of this Agreement. The Earnest Money shall be held by the Escrow Agent until the earlier of (y) the Closing, or (z) such time as Seller or Purchaser may be entitled to the Earnest Money in accordance with this Agreement, at which time the Escrow Agent shall remit the Earnest Money to the party entitled thereto in accordance with this Agreement.

                12.2. The Earnest Money shall be deposited by the Escrow Agent in an interest bearing account with First-Citizens Bank and Trust Company of South Carolina.

                12.3. The Earnest Money shall be released or delivered to the party entitled thereto pursuant to this Agreement with reasonable promptness after the Escrow Agent shall have received notice:

                (a) from Seller and Purchaser authorizing release of the Earnest Money; or

                (b) from Seller authorizing the return of the Earnest Money to Purchaser; or

                (c)  of the occurrence of either of the following events:

                     (i) the Closing, at which time the Earnest Money shall be paid to Seller and applied to the Purchase Price; or

                     (ii) the receipt by the Escrow Agent of a written notice
                          from either Seller or Purchaser stating that an event has occurred under this Agreement entitling the party delivering such notice to the Earnest Money, whereupon the Escrow Agent shall deliver written notice (the "Default Notice") thereof to the other party and, unless such other party shall have delivered a written notice of objection to the Escrow Agent within ten (10) days following receipt by such other party of the Default Notice, the Escrow Agent shall deliver the Earnest Money to the party initially requesting the Earnest Money.

                12.4. It is agreed that the duties of the Escrow Agent are only such as are herein specifically provided, being purely ministerial in nature, and that the Escrow Agent shall incur no liability whatsoever except for its willful misconduct or negligence so long as the Escrow Agent has acted in good faith. The Escrow Agent shall have no responsibility for the genuineness or validity of any document or other time deposited with the Escrow Agent, and shall be fully protected in acting in accordance with any written instructions given to the Escrow Agent hereunder and believed by the Escrow Agent to have been signed by the proper parties.

                12.5. Upon the satisfaction of the mutual obligations of the parties hereunder, the Title Company shall record all appropriate instruments delivered to it at the Closing.

                12.6. The Title Company hereby agrees to serve as the "real estate reporting person" (as such term is defined in Section 6045(e) of the Code). This Agreement shall constitute a designation agreement, the name and address of the transferor and transferee of the transaction contemplated hereby as well as the name and address of the Escrow Agent appear in Section 13.1 hereof, and Seller, Purchaser and the Escrow Agent agree to retain a copy of this Agreement for a period for four (4) years following the end of the calendar year in which the Closing occurs. The provisions of this Section shall survive the Closing.

                12.7. The Escrow Agent, by its execution of this Agreement, acknowledges receipt of the Earnest Money.

                12.8. The Escrow Agent's fees with respect to this transaction (other than its premium for issuing the Title Policy) shall not exceed $200.


                                     XIII.

                                    NOTICES

                13.1. Except as otherwise provided in this Agreement, any and all notices, elections, demands, requests and responses thereto permitted or required to be given under this Agreement shall be in writing, signed by the party giving the same or by its attorneys, and shall be deemed to have been properly given and shall be deemed effective upon being (i) personally delivered, or (ii) delivered to an express overnight delivery service with receipt for delivery, or (iii) deposited in the United States mail, postage prepaid, certified with return receipt requested, or (iv) transmitted by facsimile, provided that such facsimile transmission is confirmed within one Business Day thereafter in the manner set forth in either clause (i), (ii) or
(iii) of this sentence, to the other party at the address of such other party set forth below or at such other address within the continental United States as such other party may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any such notice, election, demand or request must be given shall commence on the date of receipt thereof. Personal delivery to a party or to any officer, partner, member, agent or employee of such party at said address shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Any such notice, election, demand, request or response shall be addressed as follows:

                                 IF TO SELLER:

                          TGM Realty Partners II L.P.
                            c/o TGM Associates L.P.
                                650 Fifth Avenue
                              New York, N.Y. 10019
                             Attn: Thomas Gochberg
                         Facsimile No.: (212) 399-6310

                   with a copy to be given simultaneouly to:

                      Bachner, Tally, Polevoy & Misher LLP
                               380 Madison Avenue
                           New York, N.Y. 10017-2590
                           Attn: Alan E. Linder, Esq.
                         Facsimile No.: (212) 682-5729

                                IF TO PURCHASER:

                     Cornerstone Realty Income Trust, Inc.
                              306 East Main Street
                            Richmond, Virginia 23219
                               Attn: Gus Remppies
                         Facsimile No.: (804) 782-9302

                   with a copy to be given simultaneously to:

                            Zuckerbrod & Taubenfeld
                              575 Chestnut Street
                           Cedarhurst, New York 11516
                          Attn: Harry Taubenfeld, Esq.
                         Facsimile No.: (516) 374-3490

                 and with a copy to be given simutaneously to:

                             Michael W. Tighe, Esq.
                     Callison Tighe Robinson & Hawkins, LLP
                              1812 Lincoln Street
                         Columbia, South Carolina 29201
                         Facsimile No.: (803) 256-6431

                    IF TO THE TITLE COMPANY OR ESCROW AGENT:

                        Chicago Title Insurance Company
                         c/o Eastern Title Agency, Inc.
                              1812 Lincoln Street
                         Columbia, South Carolina 29201
                       Attention: Michael W. Tighe, Esq.
                         Facsimile No.: (803) 256-6431




                                      XIV.



                                 MISCELLANEOUS

        14.1. This Agreement and the Exhibits attached hereto contain the entire agreement between the parties with respect to the subject matter hereof, and no promise, representation, warranty or covenant not included in this Agreement or such Exhibits has been or is relied upon by either party.

        14.2. This Agreement cannot be changed, modified, discharged or terminated by any oral agreement or any other agreement and there cannot be any waiver of the warranties, represenations and covenants expressly contained in this Agreement unless the same is in writing and signed by the party against whom enforcement of the change, modification, discharge, termination or waiver is sought.

        14.3. The Article and Exhibit headings herein are for convenience only, and are not to be used in determining the meaning of this Agreement or any part hereof.

        14.4. This Agreement and its interpretation and enforcement shall be goverened by the laws of the State of Georgia.

        14.5. No assignment of Purchaser's interest hereunder is permitted and any such prohibited assignment shall not be valid or binding on Seller unless Seller shall expressly consent thereto in writing.

        14.6. This Agreement shall be binding on, and the benefits hereof shall inure to, the successors and permitted assigns of the parties hereto.

        14.7. If any term or provision of this Agreement, or any part of such term or provision, or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement or the application of such term or provision or remainder thereof to persons or circumstances other than those as to which it is held invalid and unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        14.8. All Exhibits which are annexed to this Agreement are part of this Agreement and are incorporated herein by reference.

        14.9. The provisions of this Agreement are for the sole benefit of the parties to this Agreement and their permitted successors and assigns and shall not give rise to any rights by or on behalf of anyone other than such parties.

        14.10. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

        14.11. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

        14.12. Notwithstanding anything contained herein to the contrary, including but not limited to Sections 11.1 and 11.2 hereof, if any litigation arises under this Agreement, the prevailing party (which term shall mean the party which obtains substantially all of the relief sought by such party) shall be entitled to recover, as a part of its judgment, reasonable attorneys' fees, court costs and expert witness fees.

        14.13. Time shall be of the essence with respect to all dates and time periods specified in this Agreement, provided that (in addition to any other right that either party may have hereunder to adjourn the Closing) either party hereto may, by written notice given to the other no later than ten
(10) days before the Closing Date, adjourn the Closing for no more than thirty
(30) days, subject always to Section 6.1 hereof, and provided further that Purchaser may not request such adjournment unless Purchaser deposits an additional $50,000 with Escrow Agent as an addition to the Earnest Money simultaneously with or before Purchaser's such notice of adjournment, in which event such additional $50,000 and all interest earned thereon shall be deemed to constitute part of the Earnest Money for all purposes of this Agreement.

        14.14. Seller shall be authorized to fill in the date of this Agreement on page 1 hereof as of the date of Seller's execution of this Agreement.

        14.15. If the date for performance of any act pursuant to this Agreement is not a Business Day, then such act shall be performed on the next succeeding Business Day. The term "Business Day" as used in this Agreement shall mean all days, except Saturdays, Sundays and all days observed by the Federal Government or the State of Georgia as legal holidays.

        14.16. Except as expressly provided otherwise in this Agreement, none of the representations or warranties made in this Agreement by Seller or Purchaser shall survive the Closing or the termination of this Agreement.



                                        XV.

                               POST-CLOSING AUDIT

        15.1. After the Closing, Seller shall permit Purchaser's accountants, L.P. Martin & Company, P.C. (the "Auditors") to conduct, at Purchaser's sole cost and expense, an audit of Seller's books and records regarding the Property, provided that such audit shall be completed by the date (the "Audit Completion Date") that is the earlier of (a) three (3) months after the Closing Date or (b) the date Purchaser files such Form 8-K with the S.E.C. Such audit shall be conducted during Seller's normal business hours where such books and records are located, and Seller may require that a representative of Seller be present during all related inspections of such books and records.

        15.2. When requested by the Auditors by written notice received by Seller on or before the Audit Completion Date, Seller shall execute and give the Auditors a letter in the form of Exhibit L annexed hereto, dated as of the Closing Date (the "Audit Representation Letter"), which shall set forth any exceptions to the representations in such Audit Representation Letter then known by Seller.

        15.3. Purchaser hereby acknowledges and agrees that Purchaser has requested both the right to conduct such audit and Seller's delivery of the Audit Representation Letter to the Auditors as an accommodation to Purchaser solely to enable Purchaser to file such Form 8-K report on account of this transaction and not for the purpose of investigating Seller's compliance with this Agreement or the accuracy of the representations made by Seller herein or of any information regarding the Property. Accordingly, Purchaser hereby irrevocably agrees that neither Purchaser nor any assignee, agent, representative or designee of Purchaser shall make any allegation, demand or claim or commence any legal or administrative action against Seller or any of Seller's direct or indirect owners, directors, officers, employees, agents, accountants, attorneys or other representatives on account (directly or indirectly) of any information disclosed, turned over, revealed, discovered or obtained directly or indirectly in, by or in connection with such audit or the Audit Representation Letter. Purchaser also hereby irrevocably agrees that the Audit Representation Letter is solely for the benefit of and enforceable by the Auditors and is not for the benefit of or enforceable by Purchaser or any other person or entity. Purchaser hereby acknowledges that Seller has agreed to such audit and the giving of the Audit Representation Letter in reliance upon Purchaser's agreements contained in this Section 15.3.

        15.4. The provisions of this Article XV shall survive the Closing only until the Audit Completion Date, provided that the provisions of Section 15.3 hereof shall survive the Closing for an indefinite period.

        IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date set forth above.

                                TGM REALTY PARTNERS II L.P., Seller

                                By: TGM Associates L.P., general partner

                                    By:  /s/ SIGNATURE ILLEGIBLE
                                       -----------------------------------
                                       Name:
                                       Title: President

                                CORNERSTONE REALTY INCOME TRUST, INC.
                                Purchaser

                                By:  /s/ S.J. Olander
                                   ----------------------------------
                                   Name:  S.J. Olander
                                   Title: S.V.P.

Consented and Agreed to:

CHICAGO TITLE INSURANCE COMPANY

By: Eastern Title Agency, Inc.,
    authorized agent

    By: /s/ Michael W. Tighe
       ------------------------
       Name: Michael W. Tighe
       Title: President